FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-121094
The following is text to a sticker to be attached to the front cover page of the prospectus in a manner that will not obscure the Risk Factors:
          SUPPLEMENTAL INFORMATION — The prospectus of Cole Credit Property Trust II, Inc. consists of this prospectus dated June 27, 2005, Supplement No. 1 dated October 20, 2005, and Supplement No. 2 dated December 2, 2005.

COLE CREDIT PROPERTY TRUST II, INC.
SUPPLEMENT NO. 2 DATED DECEMBER 2, 2005
TO THE PROSPECTUS DATED JUNE 27, 2005
     This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated June 27, 2005 and Supplement No. 1 dated October 20, 2005. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
     The purpose of this supplement is to describe the following:
(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	the status of an officer of our dealer manager;

(3)	the acquisition of a single-tenant, net leased commercial retail property containing approximately 23,000 rentable square feet in Glendale, Arizona;

(4)	the acquisition of a portfolio of three single-tenant, net leased commercial retail properties each containing approximately 15,120 rentable square feet in Missouri;

(5)	the acquisition of a single-tenant, net leased commercial retail property containing approximately 15,030 rentable square feet in Olivette, Missouri;

(6)	the acquisition of a single-tenant, net leased commercial retail property containing approximately 13,973 rentable square feet in Columbia, Missouri;

(7)	the acquisition of a single-tenant, net leased commercial retail property containing approximately 95,173 rentable square feet in Enterprise, Alabama;

(8)	the acquisition of a single-tenant, net leased commercial retail property containing approximately 10,125 rentable square feet in Alpharetta, Georgia;

(9)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 5,051 rentable square feet in The Woodlands, Texas;

(10)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 10,908 rentable square feet in Richland Hills, Texas;

(11)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 68,133 rentable square feet in Rockford, Illinois;

(12)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 19,880 rentable square feet in Dayton, Ohio;

(13)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 25,054 rentable square feet in Greenville, Mississippi;

(14)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 13,310 rentable square feet in Hot Springs, Arkansas;

(15)	the potential acquisition of a single-tenant, net leased commercial retail property containing approximately 23,942 rentable square feet in Crossville, Tennessee; and

(16)	the termination of a purchase agreement for a single-tenant, net leased commercial retail property containing approximately 13,824 rentable square feet in Canonsburg, Pennsylvania;
  Status of the Offering
     We commenced our initial public offering of shares of our common stock on June 27, 2005. We have accepted investors’ subscriptions received through November 30, 2005 and issued approximately 1.6 million shares of our common stock to stockholders, with gross proceeds of approximately $16.2 million distributed to us. For additional information, see the “Plan of Distribution — Subscription Process” section of the prospectus beginning on page 133.
  Dealer Manager
     The section captioned “Management — Affiliated Companies — Dealer Manager” beginning on page 56 of the prospectus is supplemented by removing Richard M. Arnitz from the list of current officers of Cole Capital Corporation, as he is no longer an officer or employee of the Dealer Manager.
  Real Property Investments
     The section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 82 of the prospectus is supplemented with the following information:
  La-Z-Boy — Glendale, Arizona
     On October 25, 2005, Cole LZ Glendale AZ, LLC, a Delaware limited liability company (“LZ Glendale”) and a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 23,000 square foot single-tenant retail building (the “LZ Glendale Property”), from E&R Bell Road, LLC, which is not affiliated with us, our subsidiaries or affiliates. The LZ Glendale Property was constructed in 2001 on an approximately 3.18 acre site in Glendale, Arizona. The area surrounding the property within a three-mile radius is shared by single-family residential subdivisions with commercial development.
     The purchase price of the LZ Glendale Property was approximately $5.7 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $4.55 million loan from Wachovia Bank, National Association (the “Lender”) secured by the LZ Glendale Property (the “LZ Glendale Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $114,000 and our advisor a finance coordination fee of approximately $34,000.
     The LZ Glendale Property is 100% leased to EBCO, Inc. (“EBCO”), subject to a net lease pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The initial annual rent is $419,750, or $18.25 per square foot, with 2% yearly rental escalations through the remainder of the lease, which expires October 31, 2015. The tenant has three options to renew the lease, each for an additional five-year term, beginning on November 1, 2015. The first renewal option has a 2% rental escalation for the entire five-year term. The second and third renewal options both contain 10% rental escalations for each five-year term respectively.
     EBCO is a licensed La-Z-Boy franchise owner for Arizona and operates six La-Z-Boy furniture galleries, selling residential furniture manufactured by La-Z-Boy Incorporated.
     Fund Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the LZ Glendale Property and will receive a property management fee of 2.0% of the monthly gross revenue from the LZ Glendale Property. We currently have no plans for any renovations, improvements or development of the LZ Glendale Property. We believe the LZ Glendale Property is adequately insured.
     The LZ Glendale Loan consists of an approximately $3.41 million fixed interest rate tranche (the “LZ Glendale Fixed Rate Tranche”) and a $1.14 million variable interest rate tranche (the “LZ Glendale Variable Rate Tranche”). The LZ Glendale Fixed Rate Tranche has a fixed interest rate of 5.76% per annum with monthly interest-only payments and the outstanding principal and interest due on November 11, 2010 (the “LZ Glendale Maturity Date”). The LZ Glendale Variable Rate Tranche has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments and the outstanding principal and interest due on January 25, 2006. The LZ Glendale Loan is nonrecourse to LZ Glendale and Cole OP II, but each is liable for customary non-recourse carveouts.
     The LZ Glendale Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the LZ Glendale Maturity Date and (ii) partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the LZ Glendale Loan. Notwithstanding the prepayment limitations, LZ Glendale may sell the LZ Glendale Property to a buyer that assumes the LZ Glendale Loan. The transfer shall be subject to the Lender’s approval of the proposed buyer and the payment of the Lender’s costs and expenses associated with the sale of the LZ Glendale Property.
     In the event the LZ Glendale Loan is not paid off on the LZ Glendale Maturity Date, the LZ Glendale Loan includes hyperamortization provisions. The LZ Glendale Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Lender will apply 100% of the rents collected to (i) all payments due to Lender under the LZ Glendale Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the LZ Glendale Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the LZ Glendale Loan. Any remaining amount will be applied to the reduction of the principal balance of the LZ Glendale Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.76% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%).
  Walgreens Portfolio — Missouri
     On November 2, 2005, WG St. Louis MO Portfolio, LLC, a Delaware limited liability company (“WG SL Portfolio”) and a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in (i) an approximately 15,120 square foot single-tenant retail building on an approximately 2.11 acre site located in St. Louis, Missouri (the “Telegraph Property”), (ii) an approximately 15,120 square foot single-tenant retail building on an approximately 2.13 acre site located in St. Louis, Missouri (the “Gravois Property”) and (iii) an approximately 15,120 square foot single-tenant retail building on an approximately 1.82 acre site located in Florissant, Missouri (the “Howdershell Property”) (collectively, the “WG SL Properties”), from Teachers’ Retirement System of the State of Kentucky (“TRSK”), which is not affiliated with us, our subsidiaries or affiliates. The WG SL Properties each were constructed in 2001. The area surrounding each of the WG SL Properties within a three-mile radius is shared by multi-family housing and commercial development.
     The purchase price of the WG SL Properties was approximately $16.40 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $13.12 million loan from the Lender secured by the WG SL Properties (the “WG SL Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $246,000 and our advisor a finance coordination fee of approximately $107,000. TRSK paid an affiliate of our advisor an acquisition fee of approximately $82,000.
     The WG SL Properties are 100% leased to Walgreen Co. (“Walgreens”) subject to a net lease pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent for the Telegraph Property, the Gravois Property, and the Howdershell Property is $335,500, $408,000 and $344,000, respectively, or $22.19, $26.98 and $22.75 per square foot, respectively. The annual base rent for the Telegraph Property, the Gravois Property and the Howdershell Property is fixed through the initial lease term, which expires December 31, 2021, October 31, 2021 and February 28, 2021, respectively, and all renewal options. The tenants of the Telegraph Property, the Gravois Property, and the Howdershell Property each have eight options to renew the respective leases, with each option for an additional five-year term, beginning on January 1, 2022, November 1, 2021, and March 1, 2021, respectively.
     Walgreens operates over 4,900 stores in 45 states and Puerto Rico. Walgreens has a Standard & Poor’s credit rating of “A+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “WAG”.
     Fund Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the WG SL Properties and will receive a property management fee of 2.0% of the monthly gross revenue from the WG SL Properties. We currently have no plans for any renovations, improvements or development of the WG SL Properties. We believe the WG SL Properties are adequately insured.
     The WG SL Loan consists of an approximately $10.66 million fixed interest rate tranche (the “WG SL Fixed Rate Tranche”) and an approximately $2.46 million variable interest rate tranche (the “WG SL Variable Rate Tranche”). The WG SL Fixed Rate Tranche has a fixed interest rate of 5.48% per annum with monthly interest-only payments and the outstanding principal and interest due on November 11, 2015 (the “WG SL Maturity Date”). The WG SL Variable Rate Tranche has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments and the outstanding principal and interest due on February 2, 2006. The WG SL Loan is nonrecourse to WG SL Portfolio and Cole OP II, but each is liable for customary non-recourse carveouts.
     The WG SL Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the WG SL Maturity Date and (ii) partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the WG SL Loan. Notwithstanding the prepayment limitations, WG SL Portfolio may sell the WG SL Properties to a buyer that assumes the WG SL Loan. The transfer shall be subject to the Lender’s approval of the proposed buyer and the payment of the Lender’s costs and expenses associated with the sale of the WG SL Properties.

      In the event the WG SL Loan is not paid off on the WG SL Maturity Date, the WG SL Loan includes hyperamortization provisions. The WG SL Maturity Date, under the hyperamortization period, will be extended by twenty (20) years. During such period, Lender will apply 100% of the rents collected to (i) all payments due to Lender under the WG SL Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the WG SL Properties pursuant to an approved annual budget, (iii) any extraordinary expenses, and (iv) any accrued interest under the WG SL Loan. Any remaining amount will be applied to the reduction of the principal balance of the WG SL Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.48% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%).
  Walgreens — Olivette, Missouri
      On November 22, 2005, Cole WG Olivette MO, LLC, a Delaware limited liability company (“WG Olivette”) and a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 15,030 square foot single-tenant retail building on an approximately 2.40 acre site located in Olivette, Missouri (the “WG Olivette Property”), from ECM Olive, LLC (“ECM Olive”), which is not affiliated with us, our subsidiaries or affiliates. The WG Olivette Property was constructed in 2001. The area surrounding the WG Olivette Property within a three-mile radius is shared by multi-family housing and commercial development.
      The purchase price of the WG Olivette Property was approximately $7.8 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $5.4 million loan from the Lender, which was assumed from ECM Olive and is secured by the WG Olivette Property (the “WG Olivette Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $156,000.
      The WG Olivette Property is 100% leased to Walgreens subject to a net lease pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent for the WG Olivette Property is $528,000 or $35.13 per square foot, which is fixed through the initial lease term, which expires October 31, 2026, and all renewal options. The tenant has ten options to renew the lease, with each option for an additional five-year term, beginning on November 1, 2026.
      Fund Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the WG Olivette Property and will receive a property management fee of 2.0% of the monthly gross revenue from the WG Olivette Property. We currently have no plans for any renovations, improvements or development of the WG Olivette Property. We believe the WG Olivette Property is adequately insured.
      The WG Olivette Loan has a fixed interest rate of 5.15% per annum with monthly principal and interest payments and the outstanding principal and interest due on July 11, 2008 (the “WG Olivette Maturity Date”). The WG Olivette Loan is nonrecourse to WG Olivette and Cole OP II, but each is liable for customary non-recourse carveouts.
      The WG Olivette Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made at anytime after February 2007 and (ii) partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the WG Olivette Loan. Notwithstanding the prepayment limitations, WG Olivette may sell the WG Olivette Property to a buyer that assumes the WG Olivette Loan. The transfer shall be subject to the Lender’s approval of the proposed buyer and the payment of the Lender’s costs and expenses associated with the sale of the WG Olivette Property.
      In the event the WG Olivette Loan is not paid off on the WG Olivette Maturity Date, the WG Olivette Loan includes hyperamortization provisions. The WG Olivette Maturity Date, under the hyperamortization period, will be extended by twenty (20) years. During such period, Lender will apply 100% of the rents collected to (i) all payments due to Lender under the WG Olivette Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the WG Olivette Property pursuant to an approved annual budget, (iii) any extraordinary expenses, and (iv) any accrued interest under the WG Olivette Loan. Any remaining amount will be applied to the reduction of the principal balance of the WG Olivette Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.15% plus two and one-half percent (2.5%) or (y) the Treasury Constant Maturity Yield Index plus two and one-half percent (2.5%).
  Walgreens — Columbia, Missouri

     On November 22, 2005, Cole WG Columbia MO, LLC, a Delaware limited liability company (“WG Columbia”) and a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 13,970 square foot single-tenant retail building on an approximately 1.03 acre site located in Columbia, Missouri (the “WG Columbia Property”), from ECM Broadway, LLC (“ECM Broadway”), which is not affiliated with us, our subsidiaries or affiliates. The WG Columbia Property was constructed in 2002. The area surrounding the WG Columbia Property within a three-mile radius is shared by multi-family housing and commercial development.
     The purchase price of the WG Columbia Property was approximately $6.3 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $4.5 million loan from the Lender, which was assumed from ECM Broadway and is secured by the WG Columbia Property (the “WG Columbia Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $125,000.
     The WG Columbia Property is 100% leased to Walgreens subject to a net lease pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent for the WG Columbia Property is $427,300 or $30.58 per square foot. The annual base rent for the WG Columbia Property is fixed through the initial lease term, which expires June 30, 2022, and all renewal options. The tenant has eight options to renew the lease, with each option for an additional five-year term, beginning on July 1, 2022.
     Fund Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the WG Columbia Property and will receive a property management fee of 2.0% of the monthly gross revenue from the WG Columbia Property. We currently have no plans for any renovations, improvements or development of the WG Columbia Property. We believe the WG Columbia Property is adequately insured.
      The WG Columbia Loan has a fixed interest rate of 5.15% per annum with monthly principal and interest payments and the outstanding principal and interest due on July 11, 2008 (the “WG Columbia Maturity Date”). The WG Columbia Loan is nonrecourse to WG Columbia and Cole OP II, but each is liable for customary non-recourse carveouts.
     The WG Columbia Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made at anytime after February 2007 and (ii) partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the WG Columbia Loan. Notwithstanding the prepayment limitations, WG Columbia may sell the WG Columbia Property to a buyer that assumes the WG Columbia Loan. The transfer shall be subject to the Lender’s approval of the proposed buyer and the payment of the Lender’s costs and expenses associated with the sale of the WG Columbia Property.
     In the event the WG Columbia Loan is not paid off on the WG Columbia Maturity Date, the WG Columbia Loan includes hyperamortization provisions. The WG Columbia Maturity Date, under the hyperamortization period, will be extended by twenty (20) years. During such period, Lender will apply 100% of the rents collected to (i) all payments due to Lender under the WG Columbia Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the WG Columbia Property pursuant to an approved annual budget, (iii) any extraordinary expenses, and (iv) any accrued interest under the WG Columbia Loan. Any remaining amount will be applied to the reduction of the principal balance of the WG Columbia Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.15% plus two and one-half percent (2.5%) or (y) the Treasury Constant Maturity Yield Index plus two and one-half percent (2.5%).
  Lowe’s — Enterprise, Alabama
     On December 1, 2005, Cole LO Enterprise AL, LLC, a Delaware limited liability company (“LO Enterprise”) and a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 95,170 square foot single-tenant retail building on an approximately 16.70 acre site located in Enterprise, Alabama (the “LO Enterprise Property”), from Daniel Elstein, who is not affiliated with us, our subsidiaries or affiliates. The LO Enterprise Property was constructed in 1995. The area surrounding the LO Enterprise Property within a three-mile radius is shared by multi-family housing and commercial development.
     The purchase price of the LO Enterprise Property was approximately $7.5 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $6.0 million loan from the Lender secured by the LO Enterprise Property (the “LO Enterprise Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $135,000 and our advisor a finance coordination fee of approximately $49,000.
     The LO Enterprise Property is 100% leased to Lowe’s Home Centers, Inc., which is a wholly-owned subsidiary of Lowe’s Companies’, Inc. (“Lowe’s”), which guarantees the lease. The LO Enterprise Property is subject to a net lease pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent for the LO Enterprise Property of $500,000, or $5.25 per square foot, is fixed through the initial lease term, which expires April 30, 2015. The tenant has six options to renew the lease, each for an additional five-year term beginning on May 1, 2015, with rental escalations descending from a range of 10% at the first renewal option to 3% at the fifth renewal option, and no escalation at the final renewal option.
     Lowe’s operates over 1,150 stores in 49 states. Lowe’s has a Standard & Poor’s credit rating of “A+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “LOW”.
     Fund Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the LO Enterprise Property and will receive a property management fee of 2.0% of the monthly gross revenue from the LO Enterprise Property. We currently have no plans for any renovations, improvements or development of the LO Enterprise Property. We believe the LO Enterprise Property is adequately insured.
     The LO Enterprise Loan consists of an approximately $4.9 million fixed interest rate tranche (the “LO Enterprise Fixed Rate Tranche”) and a $1.1 million variable interest rate tranche (the “LO Enterprise Variable Rate Tranche”). The LO Enterprise Fixed Rate Tranche has a fixed interest rate of 5.52% per annum with monthly interest-only payments and the outstanding principal and interest due on December 11, 2010 (the “LO Enterprise Maturity Date”). The LO Enterprise Variable Rate Tranche has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments and the outstanding principal and interest due on March 1, 2006. The LO Enterprise Loan is nonrecourse to LO Enterprise and Cole OP II, but each is liable for customary non-recourse carveouts.
     The LO Enterprise Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the LO Enterprise Maturity Date and (ii) partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the LO Enterprise Loan. Notwithstanding the prepayment limitations, LO Enterprise may sell the LO Enterprise Property to a buyer that assumes the LO Enterprise Loan. The transfer shall be subject to the Lender’s approval of the proposed buyer and the payment of the Lender’s costs and expenses associated with the sale of the LO Enterprise Property.
     In the event the LO Enterprise Loan is not paid off on the LO Enterprise Maturity Date, the LO Enterprise Loan includes hyperamortization provisions. The LO Enterprise Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Lender will apply 100% of the rents collected to (i) all payments due to Lender under the LO Enterprise Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the LO Enterprise Property pursuant to an approved annual budget, (iii) any extraordinary expenses, and (iv) any accrued interest under the LO Enterprise Loan. Any remaining amount will be applied to the reduction of the principal balance of the LO Enterprise Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.52% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%).
  CVS — Alpharetta, Georgia
     On December 1, 2005, Cole CV Alpharetta GA, LLC, a Delaware limited liability company (“CV Alpharetta”) and a wholly-owned subsidiary of Cole OP II, acquired a 100% fee simple interest in an approximately 10,125 square foot single-tenant retail building on an approximately 1.19 acre site located in Alpharetta, Georgia (the “CV Alpharetta Property”), from Thompson-Alpharetta, LLC, which is not affiliated with us, our subsidiaries or affiliates. The CV Alpharetta Property was constructed in 1998. The area surrounding the CV Alpharetta Property within a three-mile radius is shared by multi-family housing and commercial development.
     The purchase price of the CV Alpharetta Property was approximately $3.1 million, exclusive of closing costs. The acquisition was funded by net proceeds from our ongoing public offering and an approximately $2.5 million loan from the Lender secured by the CV Alpharetta Property (the “CV Alpharetta Loan”). In connection with the acquisition, we paid an affiliate of our advisor an acquisition fee of approximately $62,000 and our advisor a finance coordination fee of approximately $20,000.
     The CVS Alpharetta Property is 100% leased to Mayfield CVS, Inc., which is a wholly-owned subsidiary of CVS Corporation (“CVS”), which guarantees the lease. The CVS Alpharetta Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The lease has an annual base rent of $206,600, or $20.40 per square foot, for the first year, with 6% rental escalations every five years over the remaining lease term, which expires January 31, 2019, and all renewal options. The tenant has three options to renew the lease, each for an additional five-year term beginning on February 1, 2019.
     CVS operates over 5,000 stores in 36 states. CVS has a Standard & Poor’s credit rating of “A-” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “CVS”.
     Fund Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the CV Alpharetta Property and will receive a property management fee of 2.0% of the monthly gross revenue from the CV Alpharetta Property. We currently have no plans for any renovations, improvements or development of the CV Alpharetta Property. We believe the CV Alpharetta Property is adequately insured.
     The CV Alpharetta Loan consists of an approximately $2.0 million fixed interest rate tranche (the “CV Alpharetta Fixed Rate Tranche”) and a $465,000 variable interest rate tranche (the “CV Alpharetta Variable Rate Tranche”). The CV Alpharetta Fixed Rate Tranche has a fixed interest rate of 5.52% per annum with monthly interest-only payments and the outstanding principal and interest due on December 11, 2010 (the “CV Alpharetta Maturity Date”). The CV Alpharetta Variable Rate Tranche has a variable interest rate based on the one-month LIBOR rate plus 200 basis points with monthly interest-only payments and the outstanding principal and interest due on March 1, 2006. The CV Alpharetta Loan is nonrecourse to CV Alpharetta and Cole OP II, but each is liable for customary non-recourse carveouts.
     The CV Alpharetta Loan may not be prepaid, in whole or in part, except under the following circumstances: (i) full prepayment may be made on any of the three (3) monthly payment dates occurring immediately prior to the CV Alpharetta Maturity Date and (ii) partial prepayments resulting from Lender’s election to apply insurance or condemnation proceeds may be made to reduce the outstanding principal balance of the CV Alpharetta Loan. Notwithstanding the prepayment limitations, CV Alpharetta may sell the CV Alpharetta Property to a buyer that assumes the CV Alpharetta Loan. The transfer shall be subject to the Lender’s approval of the proposed buyer and the payment of the Lender’s costs and expenses associated with the sale of the CV Alpharetta Property.
     In the event the CV Alpharetta Loan is not paid off on the CV Alpharetta Maturity Date, the CV Alpharetta Loan includes hyperamortization provisions. The CV Alpharetta Maturity Date, pursuant to the hyperamortization provisions, will be extended by twenty (20) years. During such period, Lender will apply 100% of the rents collected to (i) all payments due to Lender under the CV Alpharetta Loan, including any payments to escrows or reserve accounts, (ii) any operating expenses of the CV Alpharetta Property pursuant to an approved annual budget, (iii) any extraordinary expenses and (iv) any accrued interest under the CV Alpharetta Loan. Any remaining amount will be applied to the reduction of the principal balance of the CV Alpharetta Loan, until paid in full. The interest rate during the hyperamortization period shall be the greater of (x) the fixed interest rate of 5.52% plus two percent (2.0%) or (y) the Treasury Constant Maturity Yield Index plus two percent (2.0%).
  Potential Property Investments
     Our advisor will from time to time identify certain properties for potential investment. We will supplement the prospectus to describe such properties at such time as a reasonable probability exists that the property will be acquired and the funds to be expended represent a material portion of the net proceeds of the offering. Such initial disclosure does not guarantee that we will ultimately consummate such proposed acquisition or that the information relating to the probable acquisition will not change prior to closing. The acquisition of each such property is subject to the fulfillment of a number of conditions, including obtaining sufficient funds from the sale of shares in this offering or from debt financing.
     Our advisor has identified the following properties as potential suitable investments for us. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

     Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.
     We will decide whether to acquire these properties generally based upon:
•	satisfaction of the conditions to the acquisitions contained in the respective contracts;

•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and

•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.
     Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot make any assurances that we will consummate the transactions and actually acquire any or each of these properties, or that the information relating to the probable acquisition will not change prior to acquisition. The acquisition of each property is subject to the fulfillment of a number of conditions.
  CVS — Richland Hills, Texas
     Series A, LLC has entered into an agreement to purchase an approximately 10,900 square foot single-tenant retail building on an approximately 1.41 acre site located in Richland Hills, Texas (the “CV RH Property”), for a gross purchase price of approximately $3.7 million, exclusive of closing costs (the “CV RH Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series A, LLC will assign all of its rights and obligations under the CV RH Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.
     The CV RH Property was constructed in 1997 and is 100% leased to CVS EGL Grapevine N Richland Hills Texas, LP, which is a wholly-owned subsidiary of CVS. The CV RH Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $265,249, or $24.32 per square foot, is fixed through the first five years of the lease term, with rental escalations of 2% every five years, over the remaining lease term, which expires October 28, 2017, and all renewal options. The tenant has four options to renew the lease, each for an additional five-year term beginning on October 29, 2017.
     We expect to purchase the CV RH Property with proceeds from our ongoing public offering and an approximately $2.4 million loan to be secured by the CV RH Property (the “CV RH Property Loan”). We expect the CV RH Property Loan to be a five-year fixed rate, interest-only loan.
  FedEx Package Distribution Center — Rockford, Illinois
     Series A, LLC has entered into an agreement to purchase an approximately 68,455 square foot single-tenant retail building on an approximately 8.55 acre site located in Rockford, Illinois (the “FDX Rockford Property”), for a gross purchase price of approximately $6.2 million, exclusive of closing costs (the “FDX Rockford Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series A, LLC will assign all of its rights and obligations under the FDX Rockford Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.
     The FDX Rockford Property was constructed in 1994 and is 100% leased to Fed Ex Ground Package System, Inc., which is a wholly-owned subsidiary of Fed Ex Corporation. The FDX Rockford Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $445,632, or $6.51 per square foot, is fixed through the initial lease term, which expires September 30, 2015. The tenant has two options to renew the lease, each for an additional five-year term beginning on October 1, 2015, with rental escalations of 10% and 5% at the beginning of the first and second lease options, respectively.

     We expect to purchase the FDX Rockford Property with proceeds from our ongoing public offering and an approximately $4.0 million loan secured by the FDX Rockford Property (the “FDX Rockford Property Loan”). We expect the FDX Rockford Property Loan to be a five-year fixed rate, interest-only loan.
  Office Depot — Dayton, Ohio
     Series A, LLC has entered into an agreement to purchase an approximately 19,880 square foot single-tenant retail building on an approximately 2.04 acre site located in Dayton, Ohio (the “OD Dayton Property”), for a gross purchase price of approximately $3.3 million, exclusive of closing costs (the “OD Dayton Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series A, LLC will assign all of its rights and obligations under the OD Dayton Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.
     The OD Dayton Property was constructed in 2005 and is 100% leased to Office Depot, Inc. The OD Dayton Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $237,566, or $11.95 per square foot, is fixed through the initial lease term, which expires December 31, 2020. The tenant has four options to renew the lease, each for an additional five-year term beginning on January 1, 2021, with rental escalations of 10% each renewal option.
     We expect to purchase the OD Dayton Property with proceeds from our ongoing public offering and an approximately $2.1 million loan secured by the OD Dayton Property (the “OD Dayton Property Loan”). We expect that the OD Dayton Property Loan to be a ten-year fixed rate, interest-only loan.
  Office Depot — Greenville, Mississippi
     Series B, LLC has entered into an agreement to purchase an approximately 25,050 square foot single-tenant retail building on an approximately 1.95 acre site located in Greenville, Mississippi (the “OD Greenville Property”), for a gross purchase price of approximately $3.4 million, exclusive of closing costs (the “OD Greenville Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series B, LLC will assign all of its rights and obligations under the OD Greenville Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.
     The OD Greenville Property was constructed in 2000 and is 100% leased to Office Depot, Inc. The OD Greenville Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $256,803, or $10.25 per square foot, is fixed through the initial lease term, which expires June 30, 2015. The tenant has three options to renew the lease, each for an additional five-year term beginning on July 1, 2015, with rental escalations descending from 32% for the first renewal option to 6.9% at the final renewal option.
     We expect to purchase the OD Greenville Property with proceeds from our ongoing public offering and an approximately $2.2 million loan secured by the OD Greenville Property (the “OD Greenville Property Loan”). We expect that the OD Greenville Property Loan to be a five-year fixed rate, interest-only loan.
  Walgreens — Hot Springs, Arkansas
     Series C, LLC has entered into an agreement to purchase an approximately 13,310 square foot single-tenant retail building on an approximately 1.18 acre site located in Hot Springs, Arkansas (the “WG Hot Springs Property”), for a gross purchase price of approximately $2.6 million, exclusive of closing costs (the “WG Hot Springs Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series C, LLC will assign all of its rights and obligations under the WG Hot Springs Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.
     The WG Hot Springs Property was constructed in 1994 and is 100% leased to Walgreens. The WG Hot Springs Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $180,375, or $13.55 per square foot, is fixed through the initial lease term, which expires January 15, 2015, and all renewal options. The tenant has eight options to renew the lease, with each option for an additional five-year term, beginning on January 16, 2015.

     We expect to purchase the WG Hot Springs Property with proceeds from our ongoing public offering and an approximately $1.7 million loan secured by the WG Hot Springs Property (the “WG Hot Springs Property Loan”). We expect that the WG Hot Springs Property Loan to be a five-year fixed rate, interest-only loan.
  Staples — Crossville, Tennessee
     Series C, LLC has entered into an agreement to purchase an approximately 23,940 square foot single-tenant retail building on an approximately 2.31 acre site located in Crossville, Tennessee (the “ST Crossville Property”), for a gross purchase price of approximately $3.0 million, exclusive of closing costs (the “ST Crossville Agreement”). Subject to the satisfactory completion of certain conditions to closing, we expect that Series C, LLC will assign all of its rights and obligations under the ST Crossville Agreement to a wholly-owned subsidiary of Cole OP II prior to the closing of the transaction.
     The ST Crossville Property was constructed in 2001 and is 100% leased to Staples The Office Superstore East, Inc. (“Staples”), which is a wholly-owned subsidiary of Staples, Inc. The ST Crossville Property is subject to a net lease, pursuant to which the tenant is required to pay substantially all operating expenses and capital expenditures in addition to base rent. The annual base rent of $221,463, or $9.25 per square foot, is fixed through the initial lease term, which expires June 30, 2016. The tenant has three options to renew the lease, each for an additional five-year term beginning on July 1, 2016, with rental escalations descending from 11% at the first renewal option to 9% at the final renewal option.
     We expect to purchase the ST Crossville Property with proceeds from our ongoing public offering and an approximately $1.9 million loan secured by the ST Crossville Property (the “ST Crossville Property Loan”). We expect that the Staples Crossville Property Loan to be a five-year fixed rate, interest-only loan.
  Prior Potential Property Investments
     A prior supplement to this prospectus described a potential acquisition of a 13,824 square foot single-tenant retail building on an approximately 1.79 acre site located in Canonsburg, Pennsylvania. The purchase agreement between Series C, LLC and the seller for the acquisition of the property was terminated prior to assignment to the Company, and this property is no longer under consideration for purchase.